UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 18, 2016

MOHAWK INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	01-13697	52-1604305
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 South Industrial Blvd.

Calhoun, Georgia 30701

(Address of principal executive offices) (Zip Code)

(706) 629-7721

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act CFR 240.17R 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 18, 2016, John F. Fiedler informed Mohawk Industries, Inc. (the “Company”) that he will not stand for re-election as a director effective as of the end of his current term, which expires at the Company’s annual meeting to be held on May 19, 2016.

(d) On February 18, 2016, the Company elected Filip Balcaen to serve on the Board of Directors of the Company. Mr. Balcaen will serve as a Class II director, with a term scheduled to expire at the Company’s Annual Meeting to be held in 2018. Mr. Balcaen is President of Baltisse N.V., a private investment firm headquartered in Belgium, a position he has held since December 21, 2006. Mr. Balcaen has extensive experience leading and growing businesses in the flooring industry. He began his career in flooring in 1984 working in various positions at the Balta Group, one of the largest producers of textile floor coverings in Europe, where he served as board member from 1990 to 2015 and CEO and Chairman from 1990 to 2004. He was also the indirect owner of 100% of the IVC Group, a global manufacturer of luxury vinyl tile and sheet vinyl flooring products, where he served as CEO from 2004 to 2010 and then as chairman until 2015. On January 13, 2015, the Company and Unilin BVBA, a subsidiary of the Company (“Unilin”), entered into a share purchase agreement with Mr. Balcaen and Enterhold S.A. (“Enterhold”), regarding the purchase of the IVC Group, which was completed in June 2015. At the closing, Unilin paid to Enterhold €655,575,916.92 and transferred to Enterhold 805,811 shares of the Company’s Common Stock, which are subject to a registration rights agreement between Enterhold and the Company. An additional €15,000,000.00 is held in escrow by ING Luxembourg SA for the benefit of Enterhold pending resolution of any indemnification claims arising out of the acquisition. In addition, in connection with the closing Unilin provided funds for (i) the payoff of €146,827,013.12 in principal and interest owed by the IVC Group to entities that are wholly owned by Mr. Balcaen, and (ii) the purchase from Baltissimo N.V. of a warehouse facility related to the IVC business for €2,880,000.00. Each of Enterhold and Baltissimo N.V. are wholly owned by Mr. Balcaen.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective February 18, 2016, the Board of Directors (the “Board”) of the Company approved amendments to the Company’s Restated Bylaws to implement majority voting in uncontested director elections (the “Bylaw Amendments”). Under the Bylaw Amendments, each director in an uncontested election will be elected by the vote of the majority of the votes cast with respect to that director’s election. For purposes of these provisions, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” will not be counted as votes cast either “for” or “against” a director’s election. Contested director elections will continue to be decided by a plurality vote.

In connection with the Bylaw Amendments, the Company also amended its Corporate Governance Guidelines to require that director nominees tender irrevocable resignations that will be effective only upon (i) the failure to receive the required vote at the next stockholder meeting at which they face re-election and (ii) acceptance of such resignation by the Board. If an incumbent director fails to receive the required vote for re-election, the Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the director election results. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.

In addition to the implementation of majority voting for uncontested director elections, the Bylaw Amendments also clarify the submission deadlines by which stockholder proposals, including director nominations, must be delivered to the Company.

The foregoing descriptions of the Bylaw Amendments and the amendments to the Corporate Governance Guidelines do not purport to be complete and are qualified in their entirety by reference to the Restated Bylaws that are attached hereto as Exhibit 3.1 and incorporated by reference herein, and to the Corporate Governance Guidelines, as amended and restated, which are available on the Company’s website at www.mohawkind.com/corporategovernance.aspx under the caption “Corporate Governance - Guidelines.”

Item 9.01. Financial Statements and Exhibits.

The documents included as exhibits to this report are filed solely to provide information about their terms, are not intended to provide any factual or other information about the Company or the other parties to the agreements, and should not be relied upon by investors for any other purpose.

(d)	Exhibits.

3.1	Restated Bylaws of Mohawk Industries, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ R. David Patton
R. David Patton
Date: February 19, 2016		VP-Business Strategy, General Counsel and Secretary

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